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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
                                              Statement                     Trading Symbol  ARCC                 of Original
 SPRENG,            R.       DAVID            (Month/Day/Year)           ALLIED RISER COMMUNICATIONS             Month/Day/Year)
----------------------------------------                                 CORPORATION
     (Last)     (First)     (Middle)          10/28/99                  ------------------------------------
 800 LASALLE, AVE, #2250                   ---------------------------- 5. Relationship of Reporting         -----------------------
----------------------------------------   3. I.R.S. Identification        Person(s) to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting          (Check all applicable)               Group Filing (Check
                                              Person, if an entity        X   Director       10% Owner          Applicable Line)
 MINNEAPOLIS,       MN         55402          (voluntary)               -----           -----                    X  Form filed by
--------------------------------------                                        Officer        Other (specify     --- One Reporting
      (City)      (State)      (Zip)       ---------------------------- -----           -----      below)           Person
                                                                        (give title below)                          Form filed by
                                                                                                                 --- More than One
                                                                        ------------------------------              Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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COMMON STOCK                                       5,165,495                     I                       See Footnote (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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NONQUALIFIED STOCK OPTION
(RIGHT TO BUY)                   10/6/00   10/6/09      COMMON STOCK     6,250        $18.00        D
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(1) Mr. Spreng disclaims beneficial ownership of 5,165,495 shares of common stock owned by Affiliates of Crescendo Venture
    Management, of which Mr. Spreng is the managing partner.

Explanation of Responses:
                                                                                     /s/ R. DAVID SPRENG               10/28/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                       R. David Spreng
Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, See Instruction 6 for procedure.                                                     SEC 1473 (3-99)

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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.